As filed with the Securities and Exchange Commission on January 22, 2009

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________________________

CENTRAL JERSEY BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	22-3757709
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1903 Highway 35
Oakhurst, New Jersey 07755
(732) 663-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James S. Vaccaro
1903 Highway 35
Oakhurst, New Jersey 07755
(732) 663-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Paul T. Colella, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, P.O. Box 190
Middletown, New Jersey 07748
(732) 741-3900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Warrant to purchase common stock, par value $0.01 per share, and shares of common stock, par value $0.01 per share, underlying Warrant	268,621(1)	$ 6.31(2)	$1,694,999(2)	$ 67
Total:			$1,694,999	$ 67

(1)
There are being registered hereunder (a) a Warrant for the purchase of 268,621 shares of common stock with an initial per share exercise price of $6.31, (b) the 268,621 shares of common stock issuable upon the exercise of such Warrant, and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such Warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the Warrant of $6.31.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Preliminary Prospectus is not complete and may be changed.  These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Preliminary Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 22, 2009

PROSPECTUS

CENTRAL JERSEY BANCORP

Warrant to Purchase 268,621 Shares of Common Stock
268,621 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of a warrant to purchase 268,621 shares of our common stock, which we sometimes refer to in this prospectus as the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we sometimes refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  We originally issued the warrant and 11,300 shares of our Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, which we sometimes refer to in this prospectus as the senior preferred stock, pursuant to the Letter Agreement, dated December 23, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we sometimes refer to in this prospectus as the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we sometimes refer to in this prospectus as the Securities Act.

The initial selling securityholder and its successors, including transferees, which we sometimes collectively refer to in this prospectus as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The warrant is not listed on an exchange or included on a quotation system and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange or include the warrant on any quotation system.

The common stock of Central Jersey Bancorp is listed on the NASDAQ Global Market under the symbol “CJBK.”  On January 15, 2009, the closing price for our common stock was $7.00 per share.

Investing in our securities involves certain significant risks.  You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 4 of this prospectus.

Our principal executive offices are located at 1903 Highway 35, Oakhurst, New Jersey 07755 and our telephone number is (732) 663-4000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY BANK REGULATORY AGENCY, OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is January 22, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which is also sometimes referred to in this prospectus as the SEC, using the shelf registration process.  Under the shelf registration process, the selling securityholders may offer and sell the securities described in this prospectus in one or more offerings from time to time.

We may provide a supplement to this prospectus containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  You should read both this prospectus and, if applicable, any prospectus supplement.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  See “Where You Can Find More Information” for more information.

In this prospectus, “Central Jersey Bancorp,” “registrant,” “we,” “our,” “ours,” and “us” refer to Central Jersey Bancorp, which is a bank holding company headquartered in Oakhurst, New Jersey, and its wholly-owned subsidiary, Central Jersey Bank, N.A., and not to the selling securityholders.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws.  In addition, Central Jersey Bancorp and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.  Forward-looking statements may include, among other things, statements about Central Jersey Bancorp’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results.  Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Central Jersey Bancorp and its wholly-owned subsidiary, Central Jersey Bank, N.A.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.  Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC.  Central Jersey Bancorp undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC.  The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our business.  Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Central Jersey Bancorp.  Any investor in Central Jersey Bancorp should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus.  As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities.  You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus.

Central Jersey Bancorp

Central Jersey Bancorp is a bank holding company and the sole shareholder of Central Jersey Bank, N.A.  Through Central Jersey Bank, N.A., we offer a full range of retail and commercial banking services to customers primarily located in Monmouth and Ocean Counties, New Jersey.  These services include checking accounts, savings accounts, money market accounts, certificates of deposit, installment loans, real estate mortgage loans, commercial loans, federal payroll tax deposits, bond coupon redemption and telephone and internet banking.  We have credit card, debit card, merchant card and international services available to our customers through correspondent institutions.  Central Jersey Bank, N.A. currently operates a total of thirteen full-service branch facilities within New Jersey, located in Belmar, Bradley Beach, Long Branch (2), Manasquan, Point Pleasant, Spring Lake Heights, Little Silver, Neptune City, Oakhurst, Ocean Grove, and Wall Township (2).

Central Jersey Bank, N.A. is a national association chartered by the Office of the Comptroller of the Currency.  The deposits of Central Jersey Bank, N.A. are insured by the Federal Deposit Insurance Corporation.  As a community bank, Central Jersey Bank, N.A. provides a broad range of financial products and services to individual consumers, small businesses and professionals in the markets we serve.

Commercial activity within Central Jersey Bank, N.A.’s market area includes small and medium sized businesses, corporate offices, professional offices, major retain centers, resort and recreational businesses along the nearby oceanfront, as well as numerous industrial establishments.

Central Jersey Bancorp is headquartered at 1903 Highway 35, Oakhurst, New Jersey  07755 and our telephone number is (732) 663-4000.

Securities Being Offered

The securities being offered by this prospectus consist of (1) a warrant, or portions thereof, which expires on December 23, 2018, to purchase 268,621 shares of our common stock at an exercise price of $6.31 per share, subject to adjustment as described in this prospectus, and (2) the shares of our common stock which may be purchased upon exercise of the warrant.  We issued the warrant on December 23, 2008 to the Treasury pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program.  Concurrent with the issuance of the warrant, we sold to the Treasury 11,300 shares of our senior preferred stock, with a liquidation preference of  $1,000 per share, for an aggregate purchase price of $11.3 million.  The issuances of the warrant and the senior preferred stock were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act.  We were required under the terms of the Letter Agreement and the related Securities Purchase Agreement between us and the Treasury to register for resale the warrant and the shares of our common stock underlying the warrant.  We will not receive any proceeds from sales of the securities by the selling securityholders.  The terms of the warrant are described in this prospectus under the caption, “Description of Warrant,” and the terms of our common stock and senior preferred stock are described under the caption, “Description of Capital Stock.”  The Letter Agreement and the related Securities Purchase Agreement between us and the Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K dated December 23, 2008 and filed with the SEC on December 31, 2008, which has been incorporated into this prospectus by reference.  See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves significant risks.  In addition to the risks disclosed below, you should carefully consider the risks and uncertainties and the risk factors described in the documents and reports that we have filed with the SEC and that are incorporated by reference into this prospectus, as well as any risks described in any prospectus supplement we may provide, before you make an investment decision regarding the securities.  Additional risks and uncertainties not presently known to us or that we currently deem not to be material may also affect our business operations.

Because of our participation in the Treasury’s Capital Purchase Program, we are subject to several restrictions, including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

On December 23, 2008, pursuant to the Letter Agreement and the related Securities Purchase Agreement, we issued to the Treasury for aggregate consideration of $11,300,000 (1) 11,300 shares of the our senior preferred stock, with a liquidation preference of $1,000 per share, and (2) a warrant to purchase 268,621 shares of our common stock.  Pursuant to the terms of the Letter Agreement and the related Securities Purchase Agreement, our ability to declare or pay dividends on any of our shares is subject to restrictions.  Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the senior preferred stock.  Further, we are not permitted to pay cash dividends on our common stock without the Treasury’s approval until the third anniversary of the investment unless all of the senior preferred stock has been redeemed or transferred.  In addition, our ability to repurchase our shares of outstanding common stock is restricted.  The Treasury’s consent generally is required for us to make any stock repurchase until the third anniversary of the investment by the Treasury unless all of the senior preferred stock has been redeemed or transferred.  Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the senior preferred stock dividends.

In addition, pursuant to the terms of the Letter Agreement and the related Stock Purchase Agreement, we adopted the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds the equity issued pursuant to such agreements, including the common stock which may be issued pursuant to the warrant.  These standards generally apply to certain of our senior executive officers, including our Chairman, President and Chief Executive Officer.  The standards include:  (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation could increase the overall costs of our compensation programs in future periods.  Since the warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year time period.

USE OF PROCEEDS

We will not receive any proceeds from sales of the securities by the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	10,000,000 shares of preferred stock, par value $0.01 per share.

As of December 31, 2008, there were 9,000,531 shares of our common stock issued and outstanding and 11,300 shares of our preferred stock issued and outstanding, all of which consisted of our senior preferred stock.

In this section we describe certain features and rights of our capital stock.  The summary does not purport to be complete in all respects and is qualified in its entirety by reference to our certificate of incorporation, as amended, our by-laws and to applicable New Jersey law.  A copy of our certificate of incorporation, as amended, and a copy of our by-laws, have been filed with the SEC and are also available from us upon request.

Common Stock

General

We are authorized by our certificate of incorporation, as amended, to issue up to 100,000,000 shares of common stock, par value $0.01 per share.  Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.  Shares of our common stock are not redeemable and holders of our common stock have no subscription, conversion or preemptive rights in their capacities as such.

Dividend Rights

The holders of our common stock are entitled to dividends when, as and if declared by our board of directors, subject to our obligations to the holders of senior preferred stock and the restrictions imposed by the Bank Holding Company Act.  The Bank Holding Company Act restricts dividend payments except if net income available to shareholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition.

Voting Rights.

Under the New Jersey Business Corporation Act and Central Jersey Bancorp’s certificate of incorporation and by-laws, each share of our common stock is entitled to one vote per share.  Holders of our common stock do not have cumulative voting rights.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Central Jersey Bancorp, holders of our common stock are entitled to receive, on a pro rata basis, any assets distributable to shareholders, after the payment of debts and liabilities and after the distribution to holders of any outstanding shares which have priority rights upon liquidation, including the holders of senior preferred stock.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company located at 10 Commerce Drive, Cranford, New Jersey  07016.

Preferred Stock

General

Our certificate of incorporation permits our board of directors to authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action.  Our board of directors can fix the designation, powers, preferences and rights of each series.  Therefore, without approval of the holders of our common stock or the senior preferred stock (except as may be required under the terms of the senior preferred stock or by the rules of the NASDAQ Stock Market or any other exchange or quotation system on which our securities may be listed or quoted), our board of directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and senior preferred stock and may assist management in impeding any unfriendly takeover or attempted change in control.  See “Anti-takeover Effects.”

Senior Preferred Stock

General

Under our certificate of incorporation, as amended, we have authority to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.  Of such number of shares of preferred stock authorized, 11,300 shares have been designated as Fixed Rate Cumulative Perpetual Senior Preferred Stock – Series A, all of which shares of senior preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Dividends Payable

Holders of shares of senior preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a per annum rate of 5% on the liquidation preference of $1,000 per share of senior preferred stock with respect to each dividend period from December 23, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of shares of senior preferred stock are entitled to receive cumulative cash dividends at a per annum rate of 9% per share on the liquidation preference of $1,000 per share of senior preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing February 15, 2009.  Each such date is referred to as a dividend payment date.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the senior preferred stock are payable to holders of record of shares of senior preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

We are required to provide written notice to the holders of shares of senior preferred stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the senior preferred stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System, which is also sometimes referred to in this prospectus as the Federal Reserve Board, is authorized under applicable law and regulations to determine, under certain circumstances relating to the financial condition of a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  In addition, we are subject to New Jersey state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the senior preferred stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the senior preferred stock; and

•
equally with all other equity securities designated as ranking on a parity with the senior preferred stock, which is referred to as parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Central Jersey Bancorp.

So long as any shares of senior preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock.  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid all accrued dividends on the senior preferred stock for all prior dividend periods in full, with the following exceptions:

·
purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•
purchases or other acquisitions by any broker-dealer subsidiaries of Central Jersey Bancorp solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•
purchases or other acquisitions by any broker-dealer subsidiaries of Central Jersey Bancorp for resale pursuant to an offering by Central Jersey Bancorp of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•
acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Central Jersey Bancorp or a subsidiary of Central Jersey Bancorp, including as trustee or custodian; and

•
the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 23, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

Central Jersey Bancorp does not have any broker-dealer subsidiaries as of the date of this prospectus.

If we repurchase shares of senior preferred stock from a holder other than the initial selling securityholder, we must also offer to repurchase a ratable portion of the senior preferred stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends on the senior preferred stock and any other parity stock are not paid, or declared and therefor funds set aside, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the senior preferred stock), with respect to the senior preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Redemption

The senior preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) of not less than $2,825,000, which equals 25% of the aggregate liquidation amount of the senior preferred stock on the date of issuance.  If we have received such proceeds, we may redeem the senior preferred stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.  A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Central Jersey Bancorp or its subsidiaries after December 23, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier I capital of Central Jersey Bancorp at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the senior preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the required redemption price would be an amount equal to the per share liquidation amount plus accrued and unpaid dividends up to but excluding the date of redemption.

The senior preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of senior preferred stock have no right to require the redemption or repurchase of the senior preferred stock.

If fewer than all of the outstanding shares of senior preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of senior preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of senior preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of senior preferred stock to be redeemed at their respective last addresses appearing on our books.  The mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of senior preferred stock designated for redemption will not affect the redemption of any other senior preferred stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of senior preferred stock are to be redeemed, and the number of shares of senior preferred stock to be redeemed (and, if less than all shares of senior preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of senior preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to the status of authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of senior preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, which is equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the senior preferred stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the senior preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of senior preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of senior preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amounts for those holders.  If the total liquidation amount per share of senior preferred stock has been paid in full to all holders of senior preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the senior preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of senior preferred stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If dividends on the senior preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two.  Holders of senior preferred stock, together with the holders of any outstanding parity stock with like voting rights, which parity stock is referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange or quotation system on which our securities may be listed or quoted) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of senior preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Central Jersey Bancorp will be reduced by the number of preferred stock directors that the holders of senior preferred stock and voting parity stock had been entitled to elect.  The holders of a majority of shares of senior preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares senior preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director.  If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of senior preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least two-thirds of the shares of senior preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alteration of our certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the senior preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Central Jersey Bancorp;

•
any amendment, alteration or repeal of any provision of the certificate of amendment to our certificate of incorporation which includes the certificate of designations for the senior preferred stock, so as to affect adversely the rights, preferences, privileges or voting powers of the senior preferred stock; or

•
any consummation of a binding share exchange or reclassification involving the senior preferred stock or of a merger or consolidation of Central Jersey Bancorp with another entity, unless the shares of senior preferred stock remain outstanding following any such transaction or, if Central Jersey Bancorp is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of senior preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the senior preferred stock, taken as a whole.

To the extent of the voting rights of the senior preferred stock, each holder of senior preferred stock will have one vote for each such share on any matter on which holders of senior preferred stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time the vote or consent would otherwise be required, all outstanding shares of senior preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of senior preferred stock to effect the redemption.

Anti-takeover Effects

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock.  Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act.  Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval (except as may be required under the terms of the senior preferred stock or by the rules of the NASDAQ Stock Market or any other exchange or quotation system on which our securities may be listed or quoted).  These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable our board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Shareholders Protection Act

The New Jersey Shareholders Protection Act limits certain transactions involving an “interested shareholder” and a “resident domestic corporation.”  An interested shareholder is one that beneficially owns 10% or more of the voting power of the resident domestic corporation.  The Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date.  After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a summary of the terms of the warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  It is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available from us upon request.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 268,261 shares of our common stock.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $11,300,000, which is equal to 100% of the aggregate liquidation preference of the senior preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 134,131 shares.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $6.31 per share.  The warrant may be exercised at any time on or before December 23, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.  The exercise price may be paid either by the withholding by Central Jersey Bancorp of the number of shares of common stock issuable upon exercise of the warrant that is equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder.  We will not issue fractional shares upon any exercise of the warrant.  Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 134,131 shares of common stock until the earlier of the date on which Central Jersey Bancorp has received aggregate gross proceeds from a qualified equity offering of at least $11,300,000 and December 31, 2009.  The warrant and all rights under the warrant are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.  Until the earlier of December 23, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 23, 2008.

Other Distributions.  The exercise price of the warrant will be adjusted to reflect any dividends or distributions that we declare, other than ordinary cash dividends.

Certain Repurchases.  If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving Central Jersey Bancorp and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to receive on exercise of the warrant the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or may sell the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or purchasers of the securities.  The discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Stock Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which in turn may engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling securityholders may also sell the common stock issuable upon exercise of the warrant short and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, which is sometimes referred to in this prospectus as the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system unless requested by the initial selling securityholder.  No assurance can be given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

We issued the securities covered by this prospectus to the Treasury on December 23, 2008, in a transaction exempt from the registration requirements of the Securities Act.  This initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities that may be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 268,621 shares of our common stock; and

•
268,621 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3% of our outstanding common stock as of December 31, 2008, after giving effect to such issuance.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know whether, when or in what amounts the selling securityholders may offer any of the securities for sale.  The selling securityholders might not sell all or any of the securities offered by this prospectus.

The initial selling securityholder has not had a material relationship with us, other than in connection with its purchase of the securities.

Information about the selling securityholders may change over time.

LEGAL MATTERS

The legality of the securities offered in this prospectus has been passed upon by Giordano, Halleran & Ciesla, P.C., Red Bank, New Jersey.

EXPERTS

The consolidated financial statements of Central Jersey Bancorp appearing in Central Jersey Bancorp’s Annual Report on Form 10-K as of December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, and the effectiveness of Central Jersey Bancorp’s internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  Copies of information filed by us with the SEC are also available on our website at http://www.cjbna.com.  Our website is not a part of this prospectus.  You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549.  Telephone the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  In all cases, you should rely on the later information that is different from the information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering to which this registration statement relates, except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2007 (filed with the SEC on March 14, 2008);

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 (filed with the SEC on May 9, 2008), June 30, 2008 (filed with the SEC on August 8, 2008) and September 30, 2008 (filed with the SEC on November 7, 2008);

•
Current Reports on Form 8-K dated January 15, 2008 (filed with the SEC on January 17, 2008), January 23, 2008 (filed with the SEC on January 25, 2008), April 23, 2008 (filed with the SEC on April 28, 2008), May 28, 2008 (filed with the SEC on May 30, 2008), July 23, 2008 (filed with the SEC on July 25, 2008), October 17, 2008 (filed with the SEC on October 21, 2008), and December 23, 2008 (filed with the SEC on December 31, 2008);

•	Amendment to Current Report on Form 8-K dated December 10, 2007 (filed with the SEC on March 20, 2008); and

•	Registration Statement on Form 8-A, relating to our common stock (filed with the SEC on July 17, 2002).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Central Jersey Bancorp
1903 Highway 35
Oakhurst, New Jersey  07755
Telephone: (732) 663-4000
Attention:  James S. Vaccaro, Chairman,
President and Chief Executive Officer

You should rely only upon the information provided in this prospectus, or incorporated in this prospectus by reference.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicted on the front cover or the date given in the applicable document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

SEC registration fee	$67

Legal fees and expenses (estimated)	20,000

Accounting fees and expenses (estimated)	15,000

Printing costs (estimated)	2,500

Miscellaneous costs and expenses (estimated)	5,000

Total (estimated)	$42,567

All of the expenses associated with the registration of the securities covered by this registration statement will be paid by Central Jersey Bancorp (the “Registrant”), except for any underwriting discounts, commissions or expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities.

Item 15.  Indemnification of Directors and Officers.

Section 14A:2-7 of the New Jersey Business Corporation Act permits a corporation organized under the laws of the State of New Jersey to limit in the corporation’s certificate of incorporation the personal liability of the corporation’s directors and officers to the corporation and its shareholders.  The Registrant has limited in its Certificate of Incorporation, as amended, the personal liability of its directors and officers to the Registrant and its shareholders to the extent permitted by Section 14A:2-7 of the New Jersey Business Corporation Act.  The Registrant’s Certificate of Incorporation specifically provides that a director or officer of the Registrant shall have no personal liability to the Registrant or its shareholders for damages for a breach of fiduciary duty, provided that liability shall not be eliminated for breaches of the duty of loyalty to the Registrant and its shareholders, for acts or omissions not in good faith or which involve a knowing violation of law, or for any transactions from which the director or officer derived an improper personal benefit.

See Article VI of the Registrant’s Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated December 23, 2008 and filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2008, for a complete description of the limitation on the personal liability of the Registrant’s directors and officers to the Registrant and its shareholders.

Section 14A:3-5 of the New Jersey Business Corporation Act permits a corporation organized under the laws of the State of New Jersey to indemnify corporate agents, including directors and officers, against expenses and liabilities incurred in connection with proceedings brought against any such person in his or her capacity as an agent of the corporation.  In order to be eligible for indemnification, the corporate agent must have acted in good faith and with the belief that his or her actions were consistent with the best interests of the corporation, and in the case of criminal proceedings, the agent must have acted without reason to believe that his or her actions were unlawful.  Prior to any final determination against the corporate agent, the corporation may advance funds to pay for the agent’s expenses; provided, that the agent agrees to repay the funds if it is ultimately determined that the agent is not entitled to indemnification.  The Registrant’s By-laws, as amended and restated, expressly authorize us to provide this indemnification to our directors and officers.

The By-laws also permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the Registrant would have the power to indemnify the person against such liability under the By-laws.  In that connection, the Registrant maintains a liability insurance policy providing coverage for the directors and officers of the Registrant and its bank subsidiary, Central Jersey Bank, N.A., in an amount up to $15,000,000 for any single event.

Item 16.  Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated December 23, 2008 and filed with the SEC on December 31, 2008).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated December 23, 2008 and filed with the SEC on December 31, 2008).

4.3
Specimen Certificate representing the Registrant’s Common Stock, par value $0.01 per share (Incorporated by reference to Exhibit 4 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 (Registration No. 333-87352, effective July 23, 2002)).

4.4
By-laws of the Registrant, as amended and restated on January 1, 2005 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the SEC on March 31, 2005).

4.5
Warrant to Purchase Common Stock, dated December 23, 2008 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated December 23, 2008 and filed with the SEC on December 31, 2008).

4.6
Letter Agreement, dated December 23, 2008, including the Securities Purchase Agreement – Standard Terms attached thereto, by and between the U.S. Department of Treasury and the Registrant (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated December 23, 2008 and filed with the SEC on December 31, 2008).

5.1	Opinion of Giordano Halleran & Ciesla, a Professional Corporation, including consent of such counsel, regarding the legality of the securities to be registered.

23.1	Consent of Giordano Halleran & Ciesla, a Professional Corporation (included in Exhibit 5.1).

23.3	Consent of KPMG LLP.

24.1	Powers of Attorney of officers and directors of the Registrant (included in the signature page to this registration statement).

Item 17.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)           Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ocean, State of New Jersey, on January 21, 2009.

CENTRAL JERSEY BANCORP

By:	/s/ James S. Vaccaro
Name:	James S. Vaccaro
Title:	Chairman, President and Chief Executive
Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James S. Vaccaro and Robert S. Vuono and each of them, his true and lawful attorneys-in-fact and agents for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James S. Vaccaro	Chairman, President and Chief Executive Officer	January 21, 2009
James S. Vaccaro	(Principal Executive Officer) and Director

/s/ Robert S. Vuono	Senior Executive Vice President, Chief Operating Officer,	January 21, 2009
Robert S. Vuono	Secretary and Director

Signatures	Title	Date

/s/ Anthony Giordano, III	Executive Vice President, Chief Financial Officer,	January 21, 2009
Anthony Giordano, III	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ James G. Aaron	Director	January 21, 2009
James G. Aaron

/s/ Mark R. Aikins	Director	January 21, 2009
Mark R. Aikins

/s/ John A. Brockriede	Director	January 21, 2009
John A. Brockriede

/s/ George S. Callas	Director	January 21, 2009
George S. Callas

/s/ Paul A. Larson, Jr.	Director	January 21, 2009
Paul A. Larson, Jr.

/s/ John F. McCann	Director	January 21, 2009
John F. McCann

/s/ Carmen M. Penta	Director	January 21, 2009
Carmen M. Penta

/s/ Mark G. Solow	Director	January 21, 2009
Mark G. Solow